UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 2, 2009 (February 25, 2009)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On March 2, 2009, First Industrial Realty Trust, Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter ended December 31, 2008 and certain other information.
     Attached and incorporated by reference as Exhibit 99.1 is a copy of the Company’s press release dated March 2, 2009, announcing its financial results for the fiscal quarter ended December 31, 2008 and certain other information.
     On March 3, 2009, the Company will hold an investor conference and webcast at 12:00 p.m. Eastern time to disclose and discuss the financial results for the fourth fiscal quarter of 2008 and certain other information.
     The information furnished in this report under this Item 2.02, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.
Item 2.05 Costs Associated with Exit or Disposal Activities.
     As previously reported, on October 24, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) committed the Company to a plan to reduce organizational and overhead costs consistent with the Company’s current business outlook (the “Plan”). On December 12, 2008, the Committee committed the Company to certain modifications to the Plan consisting of further organizational and overhead cost reductions. On February 25, 2009, the Board of Directors of the Company committed the Company to certain additional modifications to the Plan consisting of further organizational and overhead cost reductions. Implementation of these further cost reductions will begin immediately and is expected to conclude during the first quarter of 2009.
     The Company estimates that the total pre-tax charge to earnings associated with the Plan, including the cost reductions referred to above, will range between $32.9 million and $33.5 million, consisting primarily of between approximately $29.0 million and $29.3 million in one-time termination benefits and between approximately $3.9 million and $4.2 million in office closing costs and other costs, of which between approximately $20.6 million to $21.0 million is expected to result in future cash expenditures and the remaining approximately $12.3 million to $12.5 million is due to the accelerated vesting of restricted stock.
     The Company anticipates that between approximately $18.2 million and $18.6 million of the pre-tax charges to earnings resulting in cash expenditures pursuant to the Plan will be paid by the end of the first quarter of 2009, with the balance paid over subsequent periods.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 26, 2009, Jerry Pientka resigned as Executive Vice President — Development of the Company.
     On February 27, 2009, the Company and Mr. Pientka entered into a Severance Agreement and Release and Waiver of Claims (the “Pientka Severance Agreement”). The agreement sets forth the terms of Mr. Pientka’s departure from the Company.
     Under the Pientka Severance Agreement, Mr. Pientka will receive, among other things, a lump sum payment in the amount of $313,117 and continuing coverage under the Company’s health plans for three months. All shares of restricted stock owned by Mr. Pientka became vested on February 26, 2009 pursuant to the terms of his restricted stock award agreements.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Severance Agreement and Release and Waiver of Claims between First Industrial Realty Trust, Inc. and Jerry Pientka dated February 27, 2009.

99.1	First Industrial Realty Trust, Inc. Press Release dated March 2, 2009 (furnished pursuant to Item 2.02).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil Name: Scott A. Musil
Title: Chief Accounting Officer
(Principal Accounting Officer)
Date: March 2, 2009